Exhibit 5.1

July 14, 2023

BIRKS GROUP INC.

2020 Robert-Bourassa Blvd.

Suite 200

Montreal, Quebec

Canada

H3A 2A5

Birks Group Inc. (the “Company”)

Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to the Company in connection with the Registration Statement (the “Registration Statement”) on Form S-8 filed July 14, 2023 by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering, under the United States Securities Act of 1933, as amended (the “Securities Act”), Class A Voting Shares (without nominal or par value) of the Company’s share capital (the “Shares”), and more specifically:

(i)

500,000 Shares (the “Registered Shares”) which may be issued by the Company to participants in the Birks Group Inc. Omnibus Long-Term Incentive Plan, as amended on September 22, 2022 (as amended, the “LTIP”).

In connection with the opinion hereafter expressed, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the LTIP, as well as the Company’s restated certificate and articles of incorporation dated November 14, 2005, as amended, the by-laws of the Company, certain resolutions of the Company’s directors and a certificate of an officer of the Company (the “Officer’s Certificate”). We also have reviewed such other documents, papers, instruments, certificates of public officials and corporate records as we have deemed necessary as a basis for the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of all persons executing such documents, the conformity to original documents of all documents submitted to us as copies, the truth and correctness of any representations and warranties contained therein and that all facts set forth in the Officer’s Certificate are complete, true and accurate.

Our opinion expressed below is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein and we do not express any opinion herein concerning any other law. Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

Based upon and subject to the foregoing, we are of the opinion that, assuming no change in relevant facts and subject to payment of all required consideration, (i) when the Registration Statement becomes effective under the Securities Act, (ii) when issued in accordance with the terms of the LTIP, and (iii) upon receipt of the unanimous written consent of the holders of Class B Multiple Voting Shares of the Company, the Registered Shares will be validly issued as fully paid and non-assessable. No opinion is expressed as to the adequacy of any consideration received.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

This opinion is rendered solely to the addressee in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or used or relied upon by any other person.

Very truly yours,

/s/ Stikeman Elliott LLP

STIKEMAN ELLIOTT LLP

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